Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Republic Services, Inc. 2009 Employee Stock Purchase Plan of our reports dated March 2, 2009 (except Note 1, Note 5 and Note 14, as to which the date is June 5, 2009), with respect to the consolidated financial statements and schedule of Republic Services, Inc., included in its Current Report (Form 8-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Republic Services, Inc., filed on June 5, 2009 with the Securities and Exchange Commission.
Phoenix, AZ
June 5, 2009